UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8‑K

CURRENT REPORT Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	November 4, 2016 (October 31, 2016)

Brookdale Senior Living Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-32641	20-3068069
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

111 Westwood Place, Suite 400, Brentwood, Tennessee		37027
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code	(615) 221-2250

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective November 1, 2016, Daniel A. Decker was appointed as Executive Chairman of the Board of Directors of Brookdale Senior Living Inc. (the "Company").  Prior to such time, Mr. Decker had served as Non-Executive Chairman of the Board since joining the Board on October 1, 2015.  Mr. Decker will also continue to serve as a member of the Investment Committee of the Board.
As Executive Chairman, Mr. Decker will serve as a member of the Company's executive team with a special focus on capital allocation, portfolio rationalization, strategic growth and shareholder engagement, and will provide counsel and advice to the Company's management team. Mr. Decker will work closely with T. Andrew Smith, the Company's President and Chief Executive Officer (who will remain as the principal executive officer of the Company), and the other members of the Company's executive leadership team to assist in their efforts to create shareholder value.
In connection with his appointment as Executive Chairman, upon the recommendation of the Compensation Committee of the Board (the "Committee"), the Board approved certain changes, summarized below and effective November 1, 2016, to Mr. Decker's previously existing compensation arrangements, which are described in the section entitled "Compensation of Directors" in the Company's definitive proxy statement on Schedule 14A filed with the SEC on April 28, 2016 (which description is incorporated by reference herein).
Mr. Decker will continue to be eligible to receive an annual cash retainer of $100,000 and cash meeting fees of $3,000 for each meeting of the Board and $2,000 for each meeting of the committees of the Board that he attends in person or by phone in his capacity as a member or Executive Chairman, subject to a maximum of $75,000 of meeting fees each fiscal year.  Mr. Decker's annual cash retainer for service as Chairman of the Board will be increased from $250,000 to $500,000 while he is serving as Executive Chairman.  Mr. Decker will also continue to be eligible to receive coverage for himself and his dependents under the Company's group health plan on the terms generally applicable to other participants in such plan.
Mr. Decker will not participate in the Company's Severance Pay Policy, Tier I, as amended, applicable to other executive officers of the Company.  In lieu thereof, it is expected that the Company will enter into a letter agreement with Mr. Decker pursuant to which he will be eligible to continue to receive the cash compensation that would have been payable to him through December 31, 2017 if his service as Executive Chairman is terminated without Cause (as defined in the Brookdale Senior Living Inc. 2014 Omnibus Incentive Plan (the "Plan")) prior to such date.
In addition, Mr. Decker is expected to receive a grant of restricted stock under the Plan with an aggregate grant date fair value of approximately $670,833 for his service as Executive Chairman through 2017.  These shares are expected to be granted in November 2016 and will be subject to the terms of restricted stock award agreements and the Plan.  One-half of such shares will be eligible to vest ratably in three annual installments, beginning on December 31, 2017.  The other one-half of such shares will be eligible to vest on December 31, 2017 based on, and subject to, the Company's performance relative to the performance targets to be established by the Committee at the time of grant.  The applicable performance targets will be based on appreciation of the Company's stock price, measured by comparing the closing price per share on the date of grant to the volume weighted average price per share for the fifteen trading days ending December 29, 2017.  In each case, the vesting of shares will be conditioned upon Mr. Decker's continued service as either a director or employee of the Company.  The agreements are expected to provide that upon the occurrence of a Change in Control (as defined in the Plan), any unvested shares will immediately vest.  In addition, if Mr. Decker's service as a director and employee of the Company is terminated without Cause prior to December 31, 2017, any unvested shares will immediately vest.
Information regarding Mr. Decker may be found in the "Information Concerning Directors and Director Nominees" section of the Company's most recent Proxy Statement on Schedule 14A, filed with the SEC on April 28, 2016 (which information is incorporated by reference herein).
There are no arrangements or understandings between Mr. Decker and any other person pursuant to which he was selected as Executive Chairman of the Board.  There are no family relationships between Mr. Decker and any director or executive officer of the Company or any person nominated or chosen by the Company to become a director or executive officer of the Company.  Mr. Decker has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROOKDALE SENIOR LIVING INC.

Date:	November 4, 2016	By:	/s/ Chad C. White
		Name:	Chad C. White
		Title:	Senior Vice President, Co-General Counsel and Secretary

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